Exhibit 99.1

Actuate Reports First Quarter 2008 Financial Results

Net Income Doubles Year-Over-Year, Record Operating Cash Flow of $12.2 Million, BIRT Momentum Continues with Strong Open Source Business and Downloads

SAN MATEO, Calif.--(BUSINESS WIRE)--Actuate Corporation (NASDAQ:ACTU), the leader in delivering Rich Internet Applications Without Limits™, today announced its financial results for the first quarter of 2008.

First Quarter 2008 Financial and Operational Highlights

  Record cash flow from operations of $12.2 million
  Net Income up over 100% year-over-year
  BIRT related business of over $2.5 million
  Performance management product revenues up 15% year-over-year
  International revenues up 20% year-over-year
  Closed transactions greater than $100,000 with 68 customers and one over $1 million

“We are pleased with the continued growth of BIRT. Total downloads exceeded the 3 million mark during the quarter and we generated strong BIRT related business. We believe that in challenging macroeconomic times such as these, the message of open source resonates well with enterprises seeking cost-effective ways to manage their IT infrastructure,” said Pete Cittadini, Actuate's president and CEO.

Revenues for the first quarter of 2008 were $29.5 million, compared to $32.0 million in the first quarter of 2007. License revenues for the first quarter of 2008 were $7.6 million, compared to $12.0 million in the year-ago quarter. Services revenues for the first quarter of 2008 totaled $21.9 million, compared to $20.0 million in the first quarter of 2007.

Net income for the first quarter of 2008, as reported in accordance with U.S. generally accepted accounting principles (GAAP), was $2.9 million, or $0.04 per diluted share, compared with net income of $1.4 million or $0.02 per diluted share in the first quarter of 2007.

Cash flow from operations was a record $12.2 million for the first quarter of 2008, compared to $11.7 million in the year-ago quarter. Cash, cash equivalents and investments totaled $72.8 million at March 31, 2008 compared to $68.4 million as of December 31, 2007. During the quarter the company repurchased $10 million of shares.

Non-GAAP net income for the first quarter of 2008 was $1.1 million, or $0.02 per diluted share, compared with non-GAAP net income of $3.4 million, or $0.05 per diluted share in the first quarter of 2007. Non-GAAP operating margin for the first quarter of 2008 was 6.8%, compared with non-GAAP operating margin of 13.0% in the first quarter of 2007.

First Quarter Business Highlights

  Actuate released iServer Express to meet the report deployment needs of Eclipse BIRT developers. The server deploys, manages, schedules, secures, runs and shares BIRT and e.Spreadsheet reports. Actuate brought iServer Express to market and closed the first sale within the first quarter.
  Actuate OnPerformance was brought to market, the company’s first Software-as-a-Service (SaaS) offering, designed to minimize the risk and cost associated with traditional Performance Management application deployments. The service was launched and first deal closed within 90 days.
  Total BIRT and Actuate BIRT downloads grew to over 3 million.
  The BIRT Exchange community gained traction throughout Q1 on a number of key metrics such as number of Web site visitors and registrants as well as key activities such as demo access and downloads of commercial products.
  Actuate named 2008 CODiE Awards finalist for “Best Business Intelligence Solution” and “Best Open Source Solution”.
  Actuate e.Spreadsheet named a “Product of the Year” by SearchDataManagement.com.
  Actuate and BIRT Exchange were a gold sponsor of EclipseCon 2008, the premier technical and user conference focusing on the power of the Eclipse platform. BIRT Exchange and Actuate presented 13 BIRT-focused sessions, ongoing BIRT demos and unveiled advance reader copies of new editions of the popular BIRT books, BIRT: A Field Guide to Reporting and Integrating and Extending BIRT.

First Quarter Customer Highlights

During the first quarter, Actuate received significant new and repeat business from, among others: Citicorp Investment Bank (Singapore) Limited, UBS AG Singapore, Sun Hung Kai Securities Limited, DOMCURA AG, Banco Bilbao Vizcaya Argentaria, S.A., Nomura International PLC, UBS Fund Services (Luxemburg) S.A., Union Service-Gesellschaft mbH, Brewin Dolphin Securities, Unigraphics Solutions Inc., Xlsoft Corporation, Verizon Business, Liberty Mutual Insurance Group, Parsons Corporation, Bank of America Corporation, Deltek, Inc., Emptoris, Inc., Primavera Software, Inc., Siebel Systems Inc./Oracle, Niku Corp./CA, Kaiser Permanente, IPCC (Independent Police Complaints Commission UK) and Natural England.

2008 Outlook

The company is reiterating the 2008 outlook provided on its previous earnings call. Specifically the company expects to post total revenue of approximately $140 million, with license revenues of approximately $48 million, non-GAAP operating margins in the range of 20% - 21% and non-GAAP EPS of $0.33.

“Q1 was exactly as we expected, given the challenging macroeconomic backdrop,” said Dan Gaudreau, Actuate’s senior vice president, Operations and CFO. “However, we generated record cash flow from operations, in addition to seeing strong performance in our international operations, Performance Management Group and in BIRT related business. We were also pleased with the double-digit growth in our services business. I remain confident that our strategic and financial foundations remain intact for 2008, therefore we are reaffirming our guidance for 2008.”

Non-GAAP financial measures discussed in this release exclude the following items: a) amortization charges for purchased technology and other intangible assets resulting from the company's acquisition transactions; b) stock-based compensation expense; c) restructuring charges; and d) an adjustment to the income tax provision. All of these expenses are included in Actuate's GAAP results. The income tax rate used to compute non-GAAP net income was 30%.

Conference Call Information

Actuate will be holding a conference call at 2:00 p.m. Pacific Time, today, April 28, 2008 to further discuss these results. The dial-in number for the call is 866 294-4490 (706 643-0468 for international participants) and the conference identification number is 42618689. The conference call will be broadcast live on the Investor Relations section of Actuate’s web site at http://www.actuate.com/investor and will be available as an archived replay thereafter.

Discussion of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Actuate management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income, which we refer to as non-GAAP net income. We further consider various components of non-GAAP net income such as non-GAAP gross margin and non-GAAP operating expense. Non-GAAP net income is generally based on the revenues of our product, maintenance and services operations and the costs of those operations, such as cost of revenue, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income consists of net income excluding amortization of intangible assets, merger and acquisition charges, restructuring charges, equity plan-related compensation expenses and other charges and gains which management does not consider reflective of our core operating business. Intangible assets consist primarily of purchased technology, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. Merger and acquisition charges represent in-process research and development charges related to products in development that had not reached technological feasibility at the time of acquisition. Restructuring charges consist of severance and benefits, excess facilities and asset-related charges and include strategic reallocations or reductions of personnel resources. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options, as required under SFAS No. 123 (revised 2004), "Share-Based Payment" (SFAS 123R). For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income is adjusted by the amount of additional taxes or tax benefit that the company would accrue using a normalized effective tax rate applied to the non-GAAP results.

Non-GAAP net income is a supplemental measure of our performance that is not required by nor presented in accordance with GAAP. Moreover, it should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We present non-GAAP net income because we consider it an important supplemental measure of our performance.

Management excludes from non-GAAP net income certain recurring items to facilitate review of the comparability of the company's core operating performance on a period-to-period basis because such items are not related to the company's ongoing core operating performance as viewed by management. Management uses this view of its operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation.

The Company believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the Company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and the Company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

The Company believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding the Company's financial performance by excluding the impact of items that may obscure trends in the core operating performance of the business;

2) Since the Company has historically reported non-GAAP results to the investment community, the Company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the Company's performance across financial reporting periods;

3) These non-GAAP financial measures are employed by the Company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in our industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the Company's performance.

Set forth below are additional reasons why specific items are excluded from the Company's non-GAAP financial measures:

a) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the Company's acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance. Generally, the impact of these charges to the Company's net income tends to diminish over time following an acquisition.

b) While stock-based compensation calculated in accordance with SFAS 123R constitutes an ongoing and recurring expense of the Company, it is not an expense that typically requires or will require cash settlement by the company. We therefore exclude these charges for purposes of evaluating our core performance as well as with respect to evaluating any potential acquisition.

c) Restructuring charges are primarily related to severance costs and/or the disposition of excess facilities driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy;

d) Merger and acquisition charges are in-process R&D charges which are excluded because they often vary significantly in size and amount, and are disregarded when acquisition decisions are made;

e) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the company's long-term tax structure. Prior to the quarter ended September 30, 2005, the Company used a normalized effective tax rate of 37.5%. Starting in the quarter ended September 30, 2005, the company began to use a normalized effective tax rate of 30%. This item is excluded because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates.

In the future, the Company expects to continue reporting non-GAAP financial measures excluding items described above and the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

As stated above, the Company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company's GAAP results. In the future, the Company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

  Amortization of intangibles, though not directly affecting our current cash position, represent the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.

  The company may engage in acquisition transactions in the future. Merger and acquisition related charges may therefore continue to be incurred and should not be viewed as non-recurring.
  The Company's stock option and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future under SFAS 123R.
  The company's income tax expense will be ultimately based on its GAAP taxable income and actual tax rates in effect, which may differ significantly from the 30% rate assumed in our non-GAAP presentation.
  Other companies, including other companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the Company's GAAP and non-GAAP financial results is provided in this press release and is available in the investor relations section of the Company's web site at http://www.actuate.com/investor. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the Company's SEC filings.

About Actuate Corporation

Actuate Corporation is dedicated to increasing the richness, interactivity and effectiveness of enterprise data, for everyone, everywhere. Actuate delivers the next generation RIA-ready information platform for both customer and employee-facing applications. The Actuate platform boasts unmatched scalability, high-performance, reliability and security. Its proven RIA capabilities and highly collaborative development architecture are backed by the world’s largest open source information application developer community, grounded in BIRT, the Eclipse Foundation’s only top level Business Intelligence and reporting project.

Global 9000 organizations use Actuate to roll out RIA-enabled customer loyalty and Performance Management applications that improve customer satisfaction and employee productivity. The company has over 4,200 customers globally in a diverse range of business areas including financial services and the public sector, many of which have a long history of deploying Actuate-based solutions for dozens, or even hundreds of their mission-critical applications. Founded in 1993, Actuate has headquarters in San Mateo, California, with offices worldwide. Actuate is listed on NASDAQ under the symbol ACTU. For more information on Actuate, visit the company’s web site at www.actuate.com.

Cautionary Note Regarding Forward Looking Statements: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These include statements regarding Actuate’s expectations, beliefs, hopes, intentions or strategies regarding the future. All such forward-looking statements are based upon information available to Actuate as of the date hereof, and Actuate disclaims any obligation to update or revise any such forward-looking statements based on changes in expectations or the circumstances or conditions on which such expectations may be based. Actual results could differ materially from Actuate’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the general spending environment for information technology products and services in general and Rich Internet Application software in particular, quarterly fluctuations in our revenues and other operating results, our ability to expand our international operations, our ability to successfully compete against current and future competitors, the impact of future acquisitions on the company’s financial and/or operating condition, the ability to increase revenues through our indirect distribution channels, general economic and geopolitical uncertainties and other risk factors that are discussed in Actuate’s Securities and Exchange Commission filings, specifically Actuate’s 2007 Annual Report on Form 10-K filed on March 17, 2008 and Quarterly Reports on Form 10-Q filed on May 10, 2007, August 9, 2007 and November 9, 2007.

Copyright© 2008 Actuate Corporation. All rights reserved. Actuate and the Actuate logo are registered trademarks of Actuate Corporation and/or its affiliates in the U.S. and certain other countries. All other brands, names or trademarks mentioned may be trademarks of their respective owners.

ACTUATE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,
	2008	2007

ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$57,005	$68,415
Accounts receivable, net	21,754	38,575
Other current assets	10,773	5,278
Total current assets	89,532	112,268
Property and equipment, net	5,412	5,269
Goodwill and other intangibles, net	39,087	39,242
Investments	15,747	-
Other assets	13,319	13,129
	$163,097	$169,908

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,091	$2,667
Current portion of restructuring liabilities	3,055	3,201
Accrued compensation	3,920	6,326
Other accrued liabilities	4,353	5,677
Deferred revenue	40,270	40,352
Total current liabilities	52,689	58,223

Long term liabilities:
Deferred rent	1,385	1,124
Deferred revenue	3,267	3,499
Tax liabilities	483	483
Restructuring liabilities	5,028	5,606
Total long term liabilities	10,163	10,712

Stockholders' equity	100,245	100,973
	$163,097	$169,908

ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2008	2007
Revenues:
License fees	$7,610	$11,990
Services	21,911	19,985
Total revenues	29,521	31,975

Costs and expenses:
Cost of license fees	326	460
Cost of services	6,275	6,290
Sales and marketing	13,138	13,106
Research and development	5,631	5,468
General and administrative	4,721	4,537
Amortization of other intangibles	237	237
Restructuring charges	142	297
Total costs and expenses	30,470	30,395
Income (loss) from operations	(949)	1,580
Interest and other income (expense), net	(378)	752
Income (loss) before income taxes	(1,327)	2,332
Provision (benefit) for income taxes	(4,234)	936
Net income	$2,907	$1,396
Basic net income per share	$0.05	$0.02
Shares used in basic per share calculation.	60,904	60,798
Diluted net income per share	$0.04	$0.02
Shares used in diluted per share calculation	67,277	68,389

ACTUATE CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,		(a)
	2008	2007	Notes
GAAP income (loss) before income taxes	(1,327)	2,332
Non-GAAP adjustments:
Amortization of purchased technology	36	143	(b)
Amortization of other intangibles	237	237	(c)
Stock compensation expense under FAS123R	2,552	1,897	(d)
Restructuring charges	142	297	(e)
Non-GAAP income before income taxes	1,640	4,906
Non-GAAP tax provision	492	1,472	(f)
Non-GAAP net income	1,148	3,434
Basic non-GAAP net income per share	$0.02	$0.06
Shares used in basic per share calculation	60,904	60,798	(g)
Diluted non-GAAP net income per share	$0.02	$0.05
Shares used in diluted per share calculation	68,033	69,181	(g)

(a) This table contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Such measures are intended to serve as a supplement to the GAAP results presented elsewhere in this press release, and should not be considered in isolation or as a substitute for such GAAP results. See the section entitled Discussion of Non-GAAP Financial Measures in this press release for additional information regarding: the manner in which management uses these non-GAAP financial measures; the economic substance behind management's decision to use such measures; the material limitations associated with use of these non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measure; the manner in which management compensates for these limitations when using these non-GAAP financial measures; and the substantive reasons why management believes these non-GAAP financial measures provide useful information to investors.

(b) Amortization of purchased technology acquired in the Performancesoft and Nimble acquisition transactions in January of fiscal year 2006, and July of fiscal year 2003, respectively. Purchased technology is amortized over the estimated life of the underlying asset.

(c) Amortization of other intangibles includes identifiable intangible assets including trade names, employment agreements and customer relationships acquired through various acquisition transactions. Other identified intangibles are amortized over the estimated remaining life of the underlying intangibles.

(d) As of January 1, 2006 Actuate accounts for stock compensation expense under the fair value method. Actuate adopted the modified prospective transition method under FASB 123R, “Share-Based Payment” (“SFAS 123(R)”. Actuate is presenting a non-GAAP adjusted net income per diluted share financial measure which excludes stock based compensation expense for all periods presented. For the three months ended March 31, 2008, stock-based expense included approximately (in thousands): $1, $366, $741, $438, and $1,006, related to cost of license revenues, cost of services revenues, sales and marketing expense, research and development expense, and general and administrative expense, respectively.

(e)These costs were directly related to the closure of various office facilities including South San Francisco, CA, Iselin, NJ, and consolidations of Vienna, VA as well as three UK facilities into one. The charges primarily consisted of early termination of these facility leases.

(f) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the company's long-term tax structure. The Company uses a normalized effective tax rate of 30%. This item is excluded because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates.

(g) Shares used in calculating basic and diluted earnings per share have been adjusted to reflect what the share amounts would have been if they were calculated using non-GAAP results.

ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

Operating activities	Q1'08	Q1'07
Net income	2,907	1,396
Adjustments to reconcile net income to net cash from operating activities:
Stock compensation expense	2,552	1,897
Amortization of other intangibles	382	489
Depreciation	559	550
Net operating loss utilizations associated with prior acquisitions	(228)	7
Restructuring charges	142	297
Accretion of discount on short-term investments	45	(177)
Changes in operating assets and liabilities:
Accounts receivable	16,821	8,974
Other current assets	(4,665)	422
Accounts payable	(1,576)	(507)
Accrued compensation	(2,406)	(1,595)
Other accrued liabilities	(1,324)	(272)
Deferred tax assets	(48)	(1,570)
Deferred tax liabilities	-	1,565
Income taxes payable	-	26
Deferred rent liabilities	261	(23)
Restructuring liabilities	(866)	(824)
Deferred revenue	(314)	1,061
Net cash provided by operating activities	12,242	11,716

Investing activities
Purchases of property and equipment	(702)	(172)
Proceeds from maturity of investments	35,542	11,124
Purchases of investments	(27,157)	(15,930)
Net change in other assets	-	(10)
Net cash provided by (used in) investing activities	7,683	(4,988)

Financing activities
Tax benefit from exercise of stock options	-	492
Proceeds from issuance of common stock	2,130	1,194
Stock repurchases	(10,000)	(4,552)
Net cash used in financing activities	(7,870)	(2,866)
Net increase in cash and cash equivalents	12,055	3,862
Effect of exchange rate on cash	1,366	93
Cash and cash equivalents at the beginning of the period	21,468	31,113
Cash and cash equivalents at the end of the period	$34,889	$35,068

CONTACT:
Market Street Partners (for Actuate)
Karen Haus, 650-645-3555
IR@actuate.com